Exhibit 99.1

Antero Reports 2012 Results and Delivers Operating Update

2012 Release Highlights:

•                  Record annual net production of 334 MMcfe/d, a 37% increase over 2011 including discontinued operations

•                  93% increase in Appalachian net annual production to 239 MMcfe/d in 2012, excluding discontinued operations

•                  73% increase in proved reserves to 4.9 Tcfe, pro forma for the sale of Arkoma and Piceance  properties in 2012

•                  All-in finding and development costs averaged $0.64/Mcfe for proved reserve additions from all sources in 2012

•                  94% increase in proved, probable and possible reserves (3P) to 26.1 Tcfe including 1.6 billion barrels of oil and NGLs

•                  GAAP net loss of $285 million, adjusted non-GAAP earnings of $113 million including discontinued operations

•                  Consolidated EBITDAX of $434 million in 2012, up 28% from 2011 including discontinued operations

•                  Current net production is 390 MMcfe/d and an additional 115 MMcfe/d net is constrained or shut-in

•                  15 Antero-operated drilling rigs currently running in Marcellus and Utica Shale core areas

•                  Marcellus Shale leasehold has grown to 305,000 net acres and Utica Shale to 88,000 net acres

•                  Sherwood I processing plant in Marcellus currently producing 3,000 Bbl/d of NGLs

•                  Natural gas hedges increased by 17% to 940 Bcfe through 2018 at $4.91 NYMEX-equivalent

Denver, Colorado, March 18, 2013—Antero Resources today released its 2012 results. Those financial statements are included in Antero Resources LLC’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission.

Recent Developments

On January 30, 2013, Antero announced the private placement of $225 million of additional 6% senior unsecured notes due 2020 priced at 103% of par equating to a yield to call of 5.391%.  Antero received net proceeds of $228 million from the offering, which were used to repay a portion of the outstanding borrowings under its senior secured revolving credit facility.  Pro forma for this issuance, at year-end 2012 Antero would have had a fully undrawn credit facility and $43 million in letters of credit outstanding resulting in $657 million of readily available liquidity based on lender commitments and $1.2 billion of unused borrowing base capacity.

On January 28, 2013, Antero announced that proved reserves at year-end 2012 were 4.9 Tcfe, a 73% increase compared to proved reserves at December 31, 2011, pro forma for the 2012 divestment of Antero’s Arkoma Basin and Piceance Basin properties.  Proved, probable and possible reserves (3P) increased by 94% to 26.1 Tcfe.  The 3P reserves were comprised of 21.2 Tcfe in the Marcellus Shale and 5.0 Tcfe in the Utica Shale.  Antero’s 3P liquids reserves increased by 170% to 1.6 billion barrels at December 31, 2012, including ethane and other natural gas liquids (NGLs).  All-in finding and development costs for proved reserve additions from all sources including drill bit, acquisitions, leasehold additions and all price and performance revisions averaged $0.64 per Mcfe in 2012 while replacing 2,243% of production from drilling.  Antero’s 3-year all-in finding and development costs for proved reserves from all sources through 2012 averaged $0.51 per Mcfe.

Also on January 28, 2013, Antero announced a $1.65 billion capital budget for 2013 including $1.15 billion for drilling and completion, $350 million for the construction of gathering pipelines and facilities in the Appalachian Basin (including $150 million for water-handling infrastructure, primarily in the Marcellus Shale) and $150 million for leasehold.  Approximately 74% of the capital budget is allocated to the Marcellus Shale and the remaining 26% is allocated to the Utica Shale.

Financial Results for 2012

In this release, Antero’s results are presented either in accordance with GAAP or in a non-GAAP manner where the results of operations combine the Arkoma and Piceance Basin discontinued operations with the Company’s continuing Appalachian operations, in each case as noted preceding such presentation.  Investors should be cautioned that this non-GAAP presentation is not representative of Antero’s future operations, which will no longer include Arkoma and Piceance Basin assets and revenues.  See “Non-GAAP Financial Measures” for reconciliation between those two presentations.

Net production for 2012 increased by 37% year over year to 122 Bcfe, including production from the Arkoma and Piceance Basin assets sold in June and December 2012, respectively.  The net production increase was primarily driven by new wells brought on line in the Marcellus Shale.  Net production of 122 Bcfe for the year was comprised of 115 Bcf of natural gas, 955,000 barrels of NGLs and 310,000 barrels of oil.  Net daily production averaged 334 MMcfe/d during 2012, and was comprised of 313 MMcf/d of natural gas (93%), 2,611 Bbl/d of NGLs (5%) and 847 Bbl/d of crude oil (2%).  Excluding the Arkoma and Piceance Basin assets sold during 2012, net production increased 93% from 2011 to 87 Bcfe or 239 MMcfe/d and was comprised of 237 MMcf/d of natural gas (99%), 195 Bbl/d of NGLs (1%) and 52 Bbl/d of crude oil (less than 1%).

(The non-GAAP amounts presented below combine the Arkoma and Piceance Basin discontinued operations with the Company’s continuing Appalachian operations.  See “Non-GAAP Financial Measures” for a definition of each of these non-GAAP financial measures and tables that reconcile each of these non-GAAP measures to their most directly comparable GAAP financial measure.)

Non-GAAP adjusted net revenues for 2012 increased 30% to $661 million compared to 2011 (including cash-settled derivatives but excluding unrealized derivative gains and losses and the gain on sale of assets).  Liquids production (NGLs and oil) contributed 15% of Non-GAAP adjusted net revenues before commodity hedges during 2012 compared to 13% in the prior year.

In 2012, Antero realized natural gas hedging gains of $271 million, or $2.21 per Mcfe.  However, due to the fact that expiring financial hedges are settled and realized on a monthly basis while future non-expiring hedges are marked to market at the end of each quarter, we realized gains on hedges that settled during the year while we recognized a small unrealized loss on future hedges as natural gas prices rose to $3.29/MMBtu at year-end 2012 compared to $3.14/MMBtu at year-end 2011.

Excluding the unrealized loss on commodity derivatives, gains and losses on sale of assets and deferred income tax benefit, adjusted net income, a non-GAAP measure, was $113 million for the year.  Cash flow from operations before changes in working capital, a non-GAAP measure, increased 19% from the prior year to $307 million.  EBITDAX of $434 million for 2012 was 27% higher than the prior-year, primarily due to increased production.  For a reconciliation of adjusted net revenues, adjusted net income, cash flow from operations before changes in working capital and EBITDAX to the nearest comparable GAAP measures, please read “Non-GAAP Financial Measures”.

(The GAAP amounts presented below exclude the Arkoma and Piceance Basin discontinued operations from the Company’s continuing Appalachian operations.)

GAAP revenues for 2012 increased 7% year over year, to $736 million compared to $691 million in 2011.  GAAP revenues in 2012 include a $291 million gain on sale of a portion of our Marcellus gathering assets.  Realized gains on commodity derivatives were $178 million in 2012 compared to $50 million in 2011.  Unrealized gains on commodity derivatives were $1 million in 2012 compared to $446 million in 2011.  Average natural gas prices before hedges decreased 31% from the prior year to $2.99 per Mcf and average natural gas-equivalent prices before hedges decreased 30% to $3.03 per Mcfe.  Additionally, average realized gas prices including hedges decreased by 8% to $5.05 per Mcf.  Average realized NGL prices for 2012 were $52.07 per barrel and average realized oil prices including hedges decreased by 18% to $80.34 per barrel.  Gas-equivalent prices declined by 7% to $5.08 per Mcfe for 2012, after adjusting for all realized gains on commodity derivatives.

Antero reported a net loss of $285 million for 2012 on a GAAP basis, including a $291 million gain on sale of assets, a $121 million income tax expense on income from continuing operations and a $510 million net loss from discontinued operations arising from the sale of the Arkoma and Piceance Basin assets.  Cash flow from operations including changes in working capital increased 25% from the prior year to $332 million.  EBITDAX from continuing operations of $285 million for 2012 was 78% higher than the prior-year, primarily due to a 93% increase in Marcellus production.  For a description of EBITDAX, and reconciliation to the nearest comparable GAAP measures, please read “Non-GAAP Financial Measures”.

GAAP per unit cash production costs (lease operating, gathering, compression and transportation, and production tax) for 2012 were $1.34 per Mcfe, a 13% increase from the prior year primarily driven by increased costs on firm transportation commitments executed to facilitate future production growth.  Per unit lease operating expenses decreased by 30% to $0.07 per Mcfe due to the addition of new high rate Marcellus wells.  GAAP per unit depreciation, depletion and amortization expense decreased 6% from the prior year to $1.17 per Mcfe, driven by low cost reserve increases.  On a per unit basis, GAAP general and administrative expense for 2012 was $0.52 per Mcfe, a 30% decrease from the prior year.

Fourth Quarter 2012

Net production for the fourth quarter of 2012 increased by 14% year over year to 33 Bcfe, including production from the Piceance Basin assets sold in December 2012.  Net production of 33 Bcfe for the quarter was comprised of 32 Bcf of natural gas, 215,000 barrels of NGLs and 71,000 barrels of oil.  Net daily production averaged 363 MMcfe/d during the fourth quarter of 2012, and was comprised of 344 MMcf/d of natural gas (95%), 2,332 Bbl/d of NGLs (4%) and 768 Bbl/d of crude oil (1%).  Excluding the Arkoma and Piceance Basin assets sold during 2012, net production increased 90% from the fourth quarter of 2011 to 29 Bcfe or 316 MMcfe/d and was comprised of 310 MMcf/d of natural gas (98%), 776 Bbl/d of NGLs (1%) and 123 Bbl/d of crude oil (1%)

(The non-GAAP amounts presented below combine the Arkoma and Piceance Basin operations with the Company’s other operations.  See “Non-GAAP Financial Measures” for a definition of each of these non-GAAP financial measures and tables that reconcile each of these non-GAAP measures to their most directly comparable GAAP financial measure.)

Non-GAAP adjusted net revenues for the fourth quarter of 2012 (including cash-settled derivatives but excluding unrealized derivative gains and losses) increased by 12% relative to the fourth quarter of 2011 to $177 million, primarily driven by a 14% increase in net production.

Excluding the unrealized loss on commodity derivatives, loss on sale of assets and the deferred income tax benefit, adjusted net income, a non-GAAP measure, was $20 million for the fourth quarter 2012.  Driven by a 12% increase in adjusted net revenues, cash flow from operations before changes in working capital, a non-GAAP financial measure, increased by 13% to $91 million.  EBITDAX of $111 million for the fourth quarter of 2012 was 3% higher than the prior-year quarter, primarily due to increased Appalachian production offset by reduced cash flows due to the June 2012 Arkoma Basin asset sale.  For a reconciliation of adjusted net revenues, adjusted net income, cash flow from operations before changes in working capital and EBITDAX to the nearest comparable GAAP measures, please read “Non-GAAP Financial Measures”.

(The GAAP amounts presented below exclude the Arkoma and Piceance Basin discontinued operations from the Company’s continuing Appalachian operations.)

GAAP revenues for fourth quarter 2012 decreased 40% to $235 million compared to $392 million in the fourth quarter 2011.  GAAP revenues in 2012 included a $90 million unrealized commodity derivative gain compared to a $313 million unrealized commodity derivative gain in the prior year quarter.  Average natural gas prices before hedges decreased 6% from the prior year to $3.61 per Mcf and average natural gas-equivalent prices before hedges decreased 4% to $3.71 per Mcfe.  Additionally, average realized gas prices including hedges decreased by 4% to $4.91 per Mcf.  Average realized NGL prices were $52.07 per barrel, while average realized oil prices including hedges decreased by 10% to $80.18 per barrel.  Gas-equivalent prices declined by 3% to $4.98 per Mcfe for 2012, after adjusting for all realized gains on commodity derivatives.

Reported GAAP earnings resulted in a net loss of $7 million for the fourth quarter 2012, including a $13 million deferred income tax expense and a $92 million net loss from discontinued operations arising from the Piceance Basin asset sale.  Cash flow from operations including changes in working capital increased 58% from the prior year quarter to $107 million.  EBITDAX from continuing operations of $86 million for the fourth quarter 2012 was 67% higher than the prior-year quarter, primarily due to increased production.  For a description of EBITDAX, and reconciliation to the nearest comparable GAAP measures, please read “Non-GAAP Financial Measures”.

GAAP per unit cash production costs for the fourth quarter of 2012 were $1.58 per Mcfe, a 44% increase over the prior year quarter and a 6% increase over the previous quarter primarily driven by increased costs on firm transportation commitments.  GAAP per unit depreciation, depletion and amortization expense increased 14% from the fourth quarter of 2011 to $1.27 per Mcfe primarily due to increased depreciation on gathering assets from Antero’s Doddridge County infrastructure build-out during the second half of 2012. On a per unit basis, GAAP general and administrative expense for the fourth quarter 2012 was $0.47 per Mcfe, a 37% decrease from the fourth quarter of 2011.

Paul M. Rady, Chairman and CEO, commented “2012 was a transformational year for Antero as we divested our Arkoma and Piceance Basin properties as well as sold a portion of our Marcellus midstream assets for a combined total of $1.2 billion.  That capital was quickly redeployed into the Marcellus Shale where we added 84,000 net acres of leasehold and the Utica Shale where we established our initial position and added 73,000 net acres of leasehold.  Virtually all of the roughly 157,000 net acres of new leasehold was located in the rich gas window of the two plays.  In 2012 our operating team completed 64 Marcellus wells with an average EUR of 11.6 Bcfe and an average lateral length of 7,300 feet, completed our first three Utica wells with strong results, and added 2.0 Tcfe of proved reserves with an all-in finding and development cost of $0.64/Mcfe for the year.”

Glen Warren, President and CFO, added “Our 93% net production growth in the Marcellus in 2012 illustrates the execution capability of our team as well as the growth potential of this play.  The combination of growing liquids production, a large long-term natural gas hedge position and low finding and development costs should lead to sustainable, profitable growth for Antero for years to come.”

Antero Operations

All operational figures are as of the date of the release unless otherwise noted.

Antero’s current gross operated production is 487 MMcf/d and estimated net production is 390 MMcfe/d, including 2,500 Bbl/d of NGLs and 175 Bbl/d of oil.  Virtually all of the Company’s production is from 135 Antero-operated horizontal Marcellus wells.  Antero has an additional estimated 115 MMcfe/d of net production in the Marcellus and Utica Shales associated with seven new horizontal wells that are shut-in waiting on infrastructure and a number of producing wells that are constrained and waiting on pipeline, compression or processing facilities.  During the fourth quarter of 2012, Antero completed 13 gross operated wells (13 net wells) and currently has 50 gross operated wells (48 net wells) in various stages of drilling, completion or waiting on completion.

Marcellus Shale — Antero is operating 13 drilling rigs in the southwestern core of the Marcellus Shale play, including two shallow rigs, all of which are drilling in northern West Virginia.  The Company plans to add an additional big drilling rig in May 2013.  Antero has 485 MMcf/d of gross operated production in the play virtually all of which is coming from 135 horizontal Marcellus Shale wells, resulting in 389 MMcf/d of net production.  The 389 MMcfe/d net is comprised of approximately 374 MMcf/d of tailgate gas, 2,500 Bbl/d of NGLs and 100 Bbl/d of condensate.  Antero has 31 horizontal wells either in the process of completing or waiting on completion and has three fully-dedicated frac crews currently working in West Virginia along with several spot frac crews as needed.  The 135 horizontal Marcellus wells that Antero has completed and placed on line to date have an average 24-hour peak rate of 13.8 MMcf/d, an average EUR of 10.5 Bcfe assuming ethane rejection and an average lateral length of 6,956 feet.

Antero previously announced the completion of the MarkWest Energy Partners, L.P. (MarkWest) owned and operated Sherwood I cryogenic processing plant located in Doddridge County, West Virginia.  Sherwood I is currently operating in ethane rejection mode and recovering approximately 3,000 Bbl/d gross of propane and heavier products.  Antero has committed to a second 200 MMcf/d gas processing plant, Sherwood II, which is under construction and is located on the same site as Sherwood I.  Sherwood II is expected to go in service in the second quarter of 2013.  Antero has also committed to a third 200 MMcf/d gas processing plant, Sherwood III, which is expected to go on line early in the fourth quarter of 2013, giving Antero access to a total of 600 MMcf/d of Marcellus gas processing capacity by the end of 2013.

Antero recently completed compression facilities located in Ritchie County that add 50 MMcf/d of compression capacity and will connect our first Ritchie County wells to the Sherwood processing facilities.  Additionally, Antero has signed agreements with various third parties to provide compression in central and eastern Doddridge County that will add a combined total of 360 MMcf/d of incremental capacity during the course of 2013.  This additional capacity is expected to relieve an estimated 90 MMcfe/d of currently constrained Marcellus production by the end of third quarter 2013.

Antero has completed the White Oak lateral, a 20-mile high pressure pipeline, which will transport rich gas production from western Doddridge and eastern Ritchie Counties to the Sherwood processing facilities.  Additionally, a high pressure lateral located in eastern Doddridge County was completed by a third party allowing Antero to transport rich gas production from western Harrison County to the Sherwood processing facilities.

The Antero-built Canton low pressure lateral is in service and currently delivering rich gas to Sherwood I.  Antero is planning the construction of a low pressure gathering line connecting third party compression located in central Doddridge County to the Sherwood processing facilities to allow for incremental rich gas gathering capacity. This low pressure pipeline, expected to go into service in the fourth quarter of 2013, is ultimately expected to be converted to a high pressure gathering line serving central Doddridge County.  Additionally, Antero is constructing a 16” low pressure gathering line in Ritchie and Tyler Counties to further expand our gathering infrastructure into higher-BTU areas to allow for delivery of highly rich gas to the Sherwood processing facility.  This line is expected to go in service by the third quarter of 2013.

Antero has 305,000 net acres in the Marcellus Shale play of which only 20% was associated with proved reserves at year-end 2012.  Approximately 80% of Antero’s Marcellus leasehold contains processable rich gas.

Utica Shale — Antero is currently operating two drilling rigs in the rich gas/condensate window of the southern core of the Utica Shale play in Ohio.  In December 2012, Antero placed its first well on line which is currently producing to sales and has an additional 25 MMcfe/d of net production that is shut-in waiting on infrastructure associated with the two remaining wells completed during 2012.  In total, Antero has completed three horizontal wells in the Utica play, and has drilled an additional four wells, three of which are currently being completed.  The three wells that are currently being completed are drilled on one pad and are the Company’s first increased density pilot in the Utica.

Antero has an agreement with MarkWest to provide processing, fractionation and NGL marketing services in the liquids rich/condensate window of the Utica Shale play.  As a result, MarkWest is currently constructing the Seneca processing complex in Noble County, Ohio to process Antero’s rich gas production.  Seneca I, a 200 MMcf/d cryogenic gas processing facility, is expected to begin operations by early fourth quarter 2013.  The processing agreement provides for the construction of an additional 200 MMcf/d facility, Seneca II, which is expected to be installed in the fourth quarter 2013.

Additionally, MarkWest is building a high pressure lateral connecting the Seneca complex to its existing Cadiz processing complex in Harrison County, Ohio in order to provide Antero preferred access to 185 MMcf/d of combined refrigeration and cryogenic natural gas processing capacity.  This lateral is expected to be on line by the end of the second quarter 2013.  Antero is an anchor producer and will have up to 50 MMcf/d of preferred processing capacity at Cadiz as well as sufficient interruptible overflow capacity until Seneca I becomes operational.  Antero plans to place several additional wells on line late in the second quarter of 2013 when the Cadiz processing capacity becomes available.  Antero is in the process of laying both low and high pressure gathering pipeline to transport its initial Utica production to connect with the MarkWest high pressure lateral to the Cadiz processing complex and eventually to the Seneca processing complex.

Antero has signed a compression and condensate stabilization agreement with a third party to provide and operate two compressor stations in Noble and Monroe Counties with a combined capacity of 200 MMcf/d as well as two condensate stabilization facilities with a combined capacity of 7,000 Bbl/d, all of which are fully dedicated to Antero.  The compressor stations and condensate stabilization facilities are expected to start up late in the third quarter of 2013.

Antero has assembled over 88,000 net acres of leasehold in the southern core of the Utica Shale play of eastern Ohio.  Almost all of the acreage is believed to be located in the rich gas/condensate window.

Commodity Hedge Update

Antero has hedged 940 Bcfe of future production using fixed price swaps covering the period from January 1, 2013 through December 2018 at an average NYMEX-equivalent price of $4.91 per MMBtu.  Over 75% of Antero’s estimated 2013 natural gas production is hedged at a NYMEX-equivalent price of $4.78 per MMBtu.  Approximately 20% of Antero’s financial hedges are NYMEX hedges and 80% are tied to the Appalachian basin. For the NYMEX hedges, Antero physically delivers its hedged gas through backhaul firm transportation to Henry Hub, the index for NYMEX pricing, which eliminates basis risk on these NYMEX hedges. For presentation purposes, basin prices are converted by Antero to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has 11 different counterparties to its hedge contracts, all but one of which are lenders under Antero’s bank credit facility.

The following table summarizes Antero’s hedge positions held as of today:

Calendar Year	Natural gas equivalent MMBtu/day	NYMEX- Equivalent index price
2013	374,020	$4.78
2014	370,000	$5.23
2015	390,000	$5.40
2016	522,500	$5.02
2017	500,000	$4.40
2018	420,000	$4.79

Non-GAAP Financial Measures

The table below reconciles the Company’s GAAP results from continuing operations to Non-GAAP results including operations of the Arkoma Basin assets (prior to the sale) and the loss on the sale.  Antero is including this presentation in order to more clearly illustrate its results of operations during the period:

ANTERO RESOURCES LLC

Statements of Operations and Additional Data

Based on GAAP reported earnings with additional

Details of items included in each line in Form 10-K

	Year Ended December 31, 2011			Year Ended December 31, 2012
		Total	Including		Total	Including
	As	Discontinued	Discontinued	As	Discontinued	Discontinued
	Reported	Operations	Operations	Reported	Operations	Operations
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$195,116	146,718	341,834	259,743	70,602	330,345
NGL sales	—	34,718	34,718	3,719	31,064	34,783
Oil sales	173	15,269	15,442	1,520	23,730	25,250
Realized commodity derivative gains	49,944	66,654	116,598	178,491	92,166	270,657
Unrealized commodity derivative gains	446,120	113,476	559,596	1,055	(45,808)	(44,753)
Gain on sale of assets	—	—	—	291,190	—	291,190
Total operating revenues	691,353	376,835	1,068,188	735,718	171,754	907,472
Operating expenses:
Lease operating expenses	4,608	26,037	30,645	6,243	19,901	26,144
Gathering, compression and transportation	37,315	50,453	87,768	91,094	45,089	136,183
Production taxes	11,915	6,307	18,222	20,210	2,967	23,177
Exploration expenses	4,034	5,842	9,876	14,675	664	15,339
Impairment of unproved properties	4,664	6,387	11,051	12,070	962	13,032
Depletion, depreciation and amortization	55,716	114,805	170,521	102,026	88,720	190,746
Accretion of asset retirement obligations	76	359	435	101	404	505
General and administrative	33,342	—	33,342	45,284	—	45,284
Loss on sale of compressor station	8,700	—	8,700	—	—	—
Total operating expenses	160,370	210,190	370,560	291,703	158,707	450,410
Operating income	530,983	166,645	697,628	444,015	13,047	457,062
Interest expense and loss on interest rate derivatives	(74,498)	—	(74,498)	(97,510)	—	(97,510)
Loss on sale of discontinued operations	—	—	—	—	(795,945)	(795,945)
Income (loss) before income taxes	456,485	166,645	623,130	346,505	(782,898)	(436,393)
Income tax benefit (expense)	(185,297)	(45,155)	(230,452)	(121,229)	272,553	151,324
Income from operations	271,188	121,490	392,678	225,276	(510,345)	(285,069)

Income (loss) from discontinued operations and sale of discontinued operations	121,490	(121,490)	—	(510,345)	510,345	—
Net income (loss) attributable to Antero members	$392,678	—	392,678	(285,069)	—	(285,069)

Production data:
Natural gas (Bcf)	45	39	84	87	28	115
NGLs (MBbl)	0	708	708	71	884	955
Oil (MBbl)	2	189	191	19	291	310
Combined (Bcfe)	45	44	89	87	35	122
Daily combined production (MMcfe/d)	124	120	244	239	95	334
Average prices before effects of hedges:
Natural gas (per Mcf)	$4.33	$3.79	$4.08	$2.99	$2.55	$2.88
NGLs (per Bbl)	$—	$49.04	$49.03	$52.07	$35.13	$36.41
Oil (per Bbl)	$97.19	$80.79	$80.98	$80.34	$81.55	$81.48
Combined (per Mcfe)	$4.33	$4.46	$4.40	$3.03	$3.61	$3.20
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$5.44	$5.53	$5.48	$5.05	$5.89	$5.25
NGLs (per Bbl)	$—	$49.04	$49.03	$52.07	$35.13	$36.41
Oil (per Bbl)	$97.19	$77.08	$77.30	$80.34	$80.05	$80.07
Combined (per Mcfe)	$5.44	$5.98	$5.71	$5.08	$6.26	$5.41
Average Costs (per Mcfe):
Lease operating costs	$0.10	$0.59	$0.34	$0.07	$0.57	$0.21
Gathering, compression, and transportation	$0.83	$1.14	$0.98	$1.04	$1.30	$1.11
Production taxes	$0.26	$0.14	$0.20	$0.23	$0.09	$0.19
Depletion, depreciation, amortization and accretion	$1.24	$2.61	$1.91	$1.17	$2.56	$1.57
General and administrative	$0.74	$—	$0.37	$0.52	$—	$0.37

ANTERO RESOURCES LLC

Statements of Operations and Additional Data

Based on GAAP reported earnings with additional

Details of items included in each line in Form 10-K

	Three Months Ended December 31, 2011			Three Months Ended December 31, 2012
		Total	Including		Total	Including
	As	Discontinued	Discontinued	As	Discontinued	Discontinued
	Reported	Operations	Operations	Reported	Operations	Operations
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$58,872	39,440	98,312	103,125	11,296	114,421
NGL sales	—	12,653	12,653	3,719	4,455	8,174
Oil sales	15	5,136	5,151	910	4,548	5,458
Realized commodity derivative gains	19,713	23,098	42,811	36,985	12,430	49,415
Unrealized commodity derivative gains	313,001	85,851	398,852	90,351	(12,430)	77,921
Gain on sale of assets	—	—	—	—	—	—
Total operating revenues	391,601	166,178	557,779	235,090	20,299	255,389
Operating expenses:
Lease operating expenses	1,098	6,991	8,089	2,171	3,507	5,678
Gathering, compression and transportation	12,364	15,932	28,296	34,149	6,879	41,028
Production taxes	3,564	2,071	5,635	9,476	(1,907)	7,569
Exploration expenses	1,491	1,847	3,338	6,763	155	6,918
Impairment of unproved properties	1,670	1,447	3,117	8,051	—	8,051
Depletion, depreciation and amortization	17,270	35,986	53,256	36,737	11,375	48,112
Accretion of asset retirement obligations	21	98	119	30	95	125
General and administrative	11,370	—	11,370	13,700	—	13,700
Loss on sale of compressor station	—	—	—	—	—	—
Total operating expenses	48,848	64,372	113,220	111,077	20,104	131,181
Operating income	342,753	101,806	444,559	124,013	195	124,208
Interest expense and loss on interest rate derivatives	(23,136)	—	(23,136)	(26,464)	—	(26,464)
Loss on sale of discontinued operations	—	—	—	—	(368,713)	(368,713)
Income (loss) before income taxes	319,617	101,806	421,423	97,549	(368,518)	(270,969)
Income tax benefit (expense)	(130,245)	(25,266)	(155,511)	(12,704)	276,638	263,934
Income from operations	189,372	76,540	265,912	84,845	(91,880)	(7,035)
Income (loss) from discontinued operations and sale of discontinued operations	76,540	(76,540)	—	(91,880)	91,880	—
Net income (loss) attributable to Antero members	$265,912	—	265,912	(7,035)	—	(7,035)

Production data:
Natural gas (Bcf)	15	12	27	29	3	32
NGLs (MBbl)	—	248	248	71	143	215
Oil (MBbl)	—	62	62	11	59	71
Combined (Bcfe)	15	14	29	29	4	33
Daily combined production (MMcfe/d)	167	120	287	316	47	363
Average prices before effects of hedges:
Natural gas (per Mcf)	$3.83	$3.31	$3.60	$3.61	$3.60	$3.61
NGLs (per Bbl)	$—	$51.02	$51.02	$52.07	$31.13	$38.10
Oil (per Bbl)	$88.24	$82.84	$83.08	$80.18	$76.73	$77.29
Combined (per Mcfe)	$3.83	$4.16	$3.99	$3.71	$4.67	$3.83
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$5.11	$5.27	$3.61	$4.91	$7.55	$5.17
NGLs (per Bbl)	$—	$51.02	$51.02	$52.07	$31.13	$38.10
Oil (per Bbl)	$88.24	$80.48	$80.73	$80.18	$77.66	$78.07
Combined (per Mcfe)	$5.11	$5.84	$5.45	$4.98	$7.52	$5.31
Average Costs (per Mcfe):
Lease operating costs	$0.07	$0.51	$0.28	$0.07	$0.81	$0.17
Gathering, compression, and transportation	$0.80	$1.16	$0.97	$1.18	$1.58	$1.23
Production taxes	$0.23	$0.15	$0.19	$0.33	$-0.44	$0.23
Depletion, depreciation, amortization and accretion	$1.12	$2.62	$1.83	$1.27	$2.64	$1.44
General and administrative	$0.74	$—	$0.39	$0.47	$—	$0.41

Adjusted net revenue as set forth in this release represents total operating revenues adjusted for certain non-cash items including unrealized derivative gains and losses and gains and losses on asset sales.  We believe that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenues as an indicator of financial performance. The following table reconciles total operating revenues to total adjusted net revenues:

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Total revenues from continuing operations	$235,090	$391,601	$735,718	$691,353
Total revenues from discontinued operations	20,299	166,178	171,754	376,835
Total revenues	$255,389	$557,779	$907,472	$1,068,188
(Gain) loss on sale of assets	—	—	(291,190)	—
Unrealized commodity derivative (gains) losses	(77,921)	(398,852)	44,753	(559,596)
Adjusted net revenues	$177,468	$158,927	$661,035	$508,592

Adjusted net income as set forth in this release represents income from operations before deferred income taxes, adjusted for certain non-cash items from operations and discontinued operations.  We believe that adjusted net income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income is not a measure of financial performance in accordance with GAAP and should not be considered in isolation or as a substitute for net income (loss) as an indicator of financial performance.  The following table reconciles income from operations to adjusted net income:

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Net income (loss)	$(7,035)	$265,912	$(285,069)	$392,678
Unrealized commodity derivative (gains) losses	(77,921)	(398,852)	44,753	(559,596)
(Gain) loss on sale of assets	368,713	—	504,755	(8,700)
Income tax expense (benefit)	(263,934)	155,511	(151,324)	230,452
Adjusted net income	$19,823	$22,574	$113,115	$54,834

Cash flow from operations before changes in working capital as presented in this release represents net cash provided by operations before changes in working capital. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity. The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Net cash provided by operating activities	$106,855	$67,861	$332,255	$266,307
Net change in working capital	(15,377)	13,398	(24,877)	(8,309)
Cash flow from operations before changes in working capital	$91,478	$81,259	$307,368	$257,998

EBITDAX is a non-GAAP financial measure that we define as net income before interest expense and other income or expense, taxes, impairments, depletion, depreciation, amortization, exploration expense, unrealized hedge gains or losses, gain or loss on sale of assets, franchise taxes and expenses related to business acquisitions.  EBITDAX, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. EBITDAX does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. However, our management team believes EBITDAX is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the natural gas and oil industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and by our lenders pursuant to a covenant under our senior secured revolving credit facility.  EBITDAX is also used as a measure of operating performance pursuant to a covenant under the indenture governing our 9.375%, 7.25% and 6.00% senior notes.

There are significant limitations to using EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDAX reported by different companies. The following table represents a reconciliation of our net income to EBITDAX for the three and twelve months ended December 31, 2011 and 2012:

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net income (loss)	$84,845	$189,372	$225,276	$271,188
Unrealized loss (gain) on commodity derivative contracts	(90,351)	(313,001)	(1,055)	(446,120)
Interest expense and other	26,464	23,136	97,510	74,498
Provision (benefit) for income taxes	12,704	130,245	121,229	185,297
Depreciation, depletion, amortization and accretion	36,767	17,291	102,127	55,792
Impairment of unproved properties	8,051	1,670	12,070	4,664
Exploration expense	6,763	1,491	14,675	4,304
(Gain) loss on sale of assets	—	—	(291,190)	8,700
Other	1,076	1,498	4,068	2,206
EBITDAX from continuing operations	$86,319	$51,702	$284,710	$160,259

EBITDAX from discontinued operations	24,252	55,333	149,605	180,562

EBITDAX	$110,571	$107,035	$434,315	$340,821

The cash prices realized for oil, NGLs and natural gas production including the amounts realized on cash settled derivatives are a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Due to the GAAP disclosures of various hedging and derivative transactions, such information is now reported in various lines of the income statement.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. We use certain terms in this news release, such as “unproved properties” and similar terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2012.  For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.

ANTERO RESOURCES LLC AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2012

(In thousands)

	2011	2012
Assets
Current assets:
Cash and cash equivalents	$3,343	18,989
Accounts receivable — trade, net of allowance for doubtful accounts of $182 and $174 in 2011 and 2012, respectively	25,117	21,296
Notes receivable — short-term portion	7,000	4,555
Accrued revenue	35,986	46,669
Derivative instruments	248,550	160,579
Other	13,646	22,518
Total current assets	333,642	274,606
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	834,255	1,243,237
Producing properties	2,497,306	1,689,132
Gathering systems and facilities	142,241	168,930
Other property and equipment	8,314	9,517
	3,482,116	3,110,816
Less accumulated depletion, depreciation, and amortization	(601,702)	(173,343)
Property and equipment, net	2,880,414	2,937,473
Derivative instruments	541,423	371,436
Notes receivable — long-term portion	5,111	2,667
Other assets, net	28,210	32,611
Total assets	$3,788,800	3,618,793
Liabilities and Equity
Current liabilities:
Accounts payable	$107,027	181,478
Accrued liabilities	37,955	61,161
Revenue distributions payable	34,768	46,037
Current portion of long-term debt	—	25,000
Deferred income tax liability	75,308	62,620
Total current liabilities	255,058	376,296
Long-term liabilities:
Long-term debt	1,317,330	1,444,058
Deferred income tax liability	245,327	91,692
Other long-term liabilities	12,279	33,010
Total liabilities	1,829,994	1,945,056
Equity:
Members’ equity	1,460,947	1,460,947
Accumulated earnings	497,859	212,790
Total equity	1,958,806	1,673,737
Total liabilities and equity	$3,788,800	3,618,793

ANTERO RESOURCES LLC AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

Years ended December 31, 2010, 2011 and 2012

(In thousands)

	2010	2011	2012
Revenue:
Natural gas sales	$47,392	195,116	259,743
Natural gas liquids sales	—	—	3,719
Oil sales	39	173	1,520
Realized and unrealized gains on commodity derivative instruments (including unrealized gains of $62,536, $446,120 and $1,055 in 2010, 2011, and 2012, respectively)	77,599	496,064	179,546
Gain on sale of gathering system	—	—	291,190
Total revenue	125,030	691,353	735,718
Operating expenses:
Lease operating expenses	1,158	4,608	6,243
Gathering, compression, and transportation	9,237	37,315	91,094
Production taxes	2,885	11,915	20,210
Exploration expenses	2,350	4,034	14,675
Impairment of unproved properties	6,076	4,664	12,070
Depletion, depreciation, and amortization	18,522	55,716	102,026
Accretion of asset retirement obligations	11	76	101
Expenses related to business acquisition	2,544	—	—
General and administrative	21,952	33,342	45,284
Loss on sale of assets	—	8,700	—
Total operating expenses	64,735	160,370	291,703
Operating income	60,295	530,983	444,015
Other expense:
Interest expense	(56,463)	(74,404)	(97,510)
Realized and unrealized losses on interest derivative instruments, net (including unrealized gains of $6,875 and $4,212 in 2010 and 2011, respectively)	(2,677)	(94)	—
Total other expense	(59,140)	(74,498)	(97,510)
Income from continuing operations before income taxes and discontinued operations	1,155	456,485	346,505
Provision for income taxes	(939)	(185,297)	(121,229)
Income from continuing operations	216	271,188	225,276
Discontinued operations:
Income (loss) from results of operations and sale of discontinued operations, net of income tax (expense) benefit of $(29,070), $(45,155), and $272,553 in 2010, 2011, and 2012, respectively	228,412	121,490	(510,345)
Net income (loss) and comprehensive income (loss) attributable to Antero equity owners	$228,628	392,678	(285,069)

ANTERO RESOURCES LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2010, 2011, and 2012

(In thousands)

	2010	2011	2012
Cash flows from operating activities:
Net income (loss)	$228,628	392,678	(285,069)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and depletion	18,533	55,792	102,127
Impairment of unproved properties	6,076	4,664	12,070
Unrealized gains on derivative instruments, net	(69,411)	(450,332)	(1,055)
Deferred income tax expense	939	185,297	106,229
(Gain) loss on sale of assets	—	8,700	(291,190)
Loss (gain) on sale of discontinued operations	(147,559)	—	795,945
Depletion, depreciation, amortization, impairment of unproved properties, and dry hole expense — discontinued operations	164,993	126,041	90,096
Unrealized (gains) losses on derivative instruments, net — discontinued operations	(108,035)	(113,476)	45,808
Deferred income tax expense (benefit) — discontinued operations	29,070	45,155	(272,553)
Other	5,255	3,479	4,960
Changes in assets and liabilities:
Accounts receivable	(2,306)	3,854	5,511
Accrued revenue	(7,408)	(11,118)	(10,683)
Other current assets	261	(4,528)	(8,882)
Accounts payable	9,779	(1,875)	(2,117)
Accrued liabilities	(2,771)	17,124	14,790
Revenue distributions payable	1,747	4,852	11,268
Other	—	—	15,000
Net cash provided by operating activities	127,791	266,307	332,255
Cash flows from investing activities:
Additions to proved properties	—	(105,405)	(10,254)
Additions to unproved properties	(41,277)	(195,131)	(687,403)
Drilling costs	(299,926)	(527,710)	(839,151)
Additions to gathering systems and facilities	(47,124)	(72,837)	(142,294)
Additions to other property and equipment	(2,647)	(2,339)	(3,447)
(Increase) decrease in notes receivable	(2,000)	(10,111)	4,889
Increase in other assets	(556)	(3,095)	(3,707)
Proceeds from asset sales	258,918	15,379	1,217,876
Net assets of business acquired, net of cash of $170	(96,060)	—	—
Net cash used in investing activities	(230,672)	(901,249)	(463,491)
Cash flows from financing activities:
Issuance of senior notes	156,000	400,000	300,000
Borrowings (repayments) on bank credit facility, net	(42,080)	265,000	(148,000)
Payments of deferred financing costs	(10,459)	(6,691)	(5,926)
Distribution to members	—	(28,859)	—
Other	(2,261)	(153)	808
Net cash provided by financing activities	101,200	629,297	146,882
Net increase (decrease) in cash and cash equivalents	(1,681)	(5,645)	15,646
Cash and cash equivalents, beginning of period	10,669	8,988	3,343
Cash and cash equivalents, end of period	$8,988	3,343	18,989
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$52,326	59,107	90,122
Supplemental disclosure of noncash investing activities:
Changes in accounts payable for additions to properties, gathering systems and facilities	$32,028	26,465	72,881

OPERATING DATA

The following table sets forth selected operating data for the twelve months period ended December 31, 2011 compared to the twelve months period ended December 31, 2012:

	Year Ended December 31,		Amount of Increase	Percent
(in thousands, except per unit data)	2011	2012	(Decrease)	Change
Operating revenues:
Natural gas sales	$195,116	$259,743	$64,627	33%
NGL sales	—	3,719	3,719	*
Oil sales	173	1,520	1,347	779%
Realized commodity derivative gains	49,944	178,491	128,547	257%
Unrealized commodity derivative gains	446,120	1,055	(445,065)	(100)%
Gain on sale of Appalachian gathering assets	—	291,190	291,190	*
Total operating revenues	691,353	735,718	44,365	6%
Operating expenses:
Lease operating expenses	4,608	6,243	1,635	35%
Gathering, compression, and transportation	37,315	91,094	53,779	144%
Production taxes	11,915	20,210	8,295	70%
Exploration	4,034	14,675	10,641	264%
Impairment of unproved properties expense	4,664	12,070	7,406	159%
Depletion, depreciation and amortization	55,716	102,026	46,310	83%
Accretion of asset retirement obligations	76	101	25	33%
General and administrative expense	33,342	45,284	11,942	36%
Loss on sale of compressor station	8,700	—	(8,700)	*
Total operating expenses	160,370	291,703	131,333	82%
Operating income	530,983	444,015	(86,968)	(16)%
Other income expense:
Interest expense	$(74,404)	$(97,510)	$(23,106)	31%
Realized and unrealized interest rate derivative losses	(94)	—	94	*
Total other expense	(74,498)	(97,510)	(23,012)	31%
Income before income taxes	456,485	346,505	(109,980)	(24)%
Income taxes expense	(185,297)	(121,229)	(64,068)	(35)%
Income from continuing operations	271,188	225,276	(45,912)	(17)%
Income (loss) from discontinued operations	121,490	(510,345)	(631,835)	*
Net income (loss) attributable to Antero equity owners	$392,678	$(285,069)	$(677,747)	(173)%

EBITDAX	$340,821	$434,312	$93,491	27%

Production data:
Natural gas (Bcf)	45	87	42	93%
NGLs (MBbl)	—	71	71	*
Oil (MBbl)	2	19	17	963%
Combined (Bcfe)	45	87	42	93%
Daily combined production (MMcfe/d)	124	239	115	93%
Average prices before effects of hedges :
Natural gas (per Mcf)	$4.33	2.99	(1.34)	(31)%
NGLs (per Bbl)	$—	52.07	52.07	*
Oil (per Bbl)	$97.19	80.34	(16.85)	(17)%
Combined (per Mcfe)	$4.33	3.03	(1.30)	(30)%
Average realized prices after-effects of hedges :
Natural gas (per Mcf)	$5.44	5.05	(0.39)	(7)%
NGLs (per Bbl)	$—	52.07	52.07	*
Oil (per Bbl)	$97.19	80.34	(16.85)	(17)%
Combined (per Mcfe)	$5.44	5.08	(0.36)	(7)%
Average costs (per Mcfe):
Lease operating costs	$0.10	0.07	(0.03)	(30)%
Gathering compression and transportation	$0.83	1.04	0.21	25%
Production taxes	$0.26	0.23	(0.03)	(12)%
Depletion depreciation amortization and accretion	$1.24	1.17	(0.07)	(6)%
General and administrative	$0.74	0.52	(0.22)	(30)%